Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-143946, 333-108032 and 333-102383 on Form S-8, of our report dated June 23, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adjustment to retrospectively apply the change in accounting discussed in Notes 2 and 3 to the financial statements), relating to the Bank of Granite Employee’s Profit Sharing Retirement Plan and Trust appearing in this Annual Report on Form 11-K of Bank of Granite Corporation for the year ended December 31, 2006.
/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Charlotte, North Carolina
June 22, 2007